                                EXHIBIT 99.1
News

For Immediate Release	Contact:
March 4, 2013	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. ELECTS ROBERT S. WETHERBEE PRESIDENT AND CHIEF EXECUTIVE OFFICER;
JOSEPH C. MUSCARI BECOMES EXECUTIVE CHAIRMAN
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NEW YORK, March 4—Minerals Technologies Inc. (NYSE: MTX) announced today that its Board of Directors has elected Robert S. Wetherbee President and Chief Executive Officer, and that Joseph C. Muscari, who has served as Chairman and Chief Executive Officer since 2007, will remain with the company as Executive Chairman. Mr. Wetherbee, who was President of ATI Tungsten Materials in Nashville, Tennessee, a business unit of Allegheny Technologies, Inc., will join the company March 11.

"I am very pleased that we have someone of Bob Wetherbee's caliber join MTI as CEO," said Mr. Muscari. "He is an accomplished global business leader with more than 30 years of experience in general management, finance, operations and marketing. I am confident that Minerals Technologies will continue on its high-performance track with Bob as CEO and I look forward to working with him."

Before joining Allegheny Technologies, Mr. Wetherbee spent 29 years at Alcoa Inc. in positions of increasing responsibility, including president of two business units with more than $2 billion in revenues. He served as Vice President, Market Strategy, for Alcoa from 2006 through 2010, where he focused on new product development and global market positioning for Alcoa's downstream value-added products. Before that, he was President of Alcoa Rigid Packaging, a $2.4 billion business with 2,250 people from 2004 to 2006. This business unit supplied global customers in the beverage and food can industry.  From 2003 through 2004, Mr. Wetherbee served as President, Alcoa Mill Products, which had $2 billion in revenues and 3,600 people at nine locations that supplied customers in the aerospace, ground transportation, and building and construction industries.

Mr. Wetherbee joined Alcoa in 1981 in Finance, where he held various positions until 1991. Between 1991 and 2003, he served in roles of increasing responsibility in general management, including General Manager of the Americas' Closure business, CEO/President of eBusiness and Metalspectrum, and Business Development Manager, Europe.

Mr. Wetherbee holds a Bachelor of Science degree in Industrial Administration and Accounting from Iowa State University in Ames, Iowa. He served as co-chair of the Blue Green Alliance Corporate Advisory Council, a national partnership between labor unions and environmental organizations, and has been active in numerous community organizations throughout his career.

Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.01 billion in 2012.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/